Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(1)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	26,724,001 (2)	$5.23	$139,766,525.23	0.00014760	$20,629.54
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	35,970,732 (3)	$5.23	$188,126,928.36	0.00014760	27,767.53
Fees to Be Paid	Equity	Warrant, each whole warrant exercisable for one share of common stock for $11.50 per share	457(g)	6,580,000 (5)	—			— (6)

	Total Offering Amounts					$327,893,453.59		$48,397.07
	Total Fee Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$48,397.07

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of GCT Semiconductor Holding, Inc. (the “Registrant”) that become issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)

Includes the issuance of up to 26,724,001 shares of Common Stock, including the shares that may be issued upon exercise of warrants to purchase Common Stock, such as the Public Warrants, Private Placement Warrants and GCT Warrants as defined in this Registration Statement.

(3)

Includes 35,970,732 shares of Common Stock that may be sold by the selling securityholders named herein (including up to 6,580,000 shares that may be issued upon exercise of the Private Placement Warrants, 19,685,138 shares of Common Stock held by certain Selling Securityholders party to the Registration Rights Agreement, 4,529,967 shares of Common Stock issued to the PIPE Investors at a price of $6.67 per share, 1,781,626 shares of Common Stock issued to NRA Investors, 500,000 shares of Common Stock underlying the Note issued to the Noteholder and 2,894,001 shares of Common Stock that are issuable upon the exercise of the GCT Warrants, as defined in this Registration Statement).

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on April 16, 2024.

(5)	Includes 6,580,000 Private Placement Warrants that may be sold by the selling securityholders named herein.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.